UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
ORBITZ WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

[          ] 2009

Dear Shareholders:

You are cordially invited to a special meeting of the shareholders of Orbitz Worldwide, Inc., which will be held on [          ] at [          ], Central Time, at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois.

On November 4, 2009, we entered into an Exchange Agreement with PAR Investment Partners, L.P., pursuant to which PAR has agreed to exchange $49.68 million aggregate principal amount of term loans outstanding under our senior secured credit agreement, valued at 91% of the principal amount, for 8,160,433 shares of our common stock. Concurrently with the entry into the Exchange Agreement, we also entered into a Stock Purchase Agreement with Travelport Limited, pursuant to which Travelport has agreed to purchase 9,025,271 shares of our common stock for approximately $50 million in cash. The shares to be issued to Travelport and PAR were priced at $5.54 per share.

In connection with the Exchange Agreement and the Stock Purchase Agreement, we entered into a Shareholders’ Agreement with PAR and Travelport pursuant to which, contingent upon the closing of the transactions under the Exchange Agreement and the Stock Purchase Agreement, PAR will have the right to designate one director and Travelport will appoint an additional director to our Board of Directors. As a result, if these transactions are consummated, the size of our Board of Directors will be increased from eight to ten directors.

In order to comply with New York Stock Exchange requirements, at the special meeting, our shareholders will be asked to consider and vote on a proposal to approve the issuance of shares contemplated by the Exchange Agreement and the Stock Purchase Agreement. The Board of Directors recommends a vote FOR this proposal. Assuming a quorum is present, the approval of this proposal requires the affirmative vote of a majority of the votes cast at the special meeting, provided that the total votes cast on the proposal represents over 50% of all shares of common stock entitled to vote on the proposal. Together, PAR and Travelport held approximately 67% of the Company’s outstanding shares of common stock as of the record date of [          ], 2009. As a result, their votes alone would be sufficient to ensure approval of the proposal. PAR and Travelport have agreed to vote in favor of the proposal, subject to certain exceptions.

Please read the accompanying proxy statement for information about the matter to be voted upon. Whether or not you plan to attend the special meeting, it is important that your shares are represented and voted at the special meeting. Please refer to the proxy card or Notice of Internet Availability of Proxy Materials for more information about how to vote your shares at the special meeting.

Sincerely,

Jeff Clarke
Chairman of the Board

PRELIMINARY COPY

ORBITZ WORLDWIDE, INC.
500 W. Madison Street
Suite 1000
Chicago, Illinois 60661

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [          ]

To the Shareholders of Orbitz Worldwide, Inc.:

A special meeting of shareholders of Orbitz Worldwide, Inc. will be held on [          ], at [          ], Central Time, at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois. At the special meeting, we will ask shareholders to approve the issuance of shares pursuant to the Exchange Agreement dated as of November 4, 2009 between us and PAR Investment Partners, L.P. and the Stock Purchase Agreement dated as of November 4, 2009 between us and Travelport Limited.

This proposal is more fully described in the proxy statement accompanying this notice. Submission of this proposal to our shareholders is required under the terms of the Exchange Agreement and the Stock Purchase Agreement and Section 312.03 of the New York Stock Exchange Listed Company Manual.

Only shareholders of record at the close of business on [          ], 2009 are entitled to notice of, and to vote at, the special meeting.

Whether or not you expect to attend the special meeting, we encourage you to vote your shares as soon as possible. If you have requested and/or received a paper copy of the proxy materials by mail, you may sign, date and mail the included proxy card in the envelope provided. If your shares are registered in the name of a broker, bank, broker-dealer or similar organization, you may also be able to vote your shares electronically over the Internet or by telephone. It is important that your shares be represented at the special meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the special meeting.

By Order of the Board of Directors

James P. Shaughnessy
Secretary

[          ], 2009

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of Shareholders to be Held on [          ]

Our Proxy Statement is available on our Investor Relations
website [          ].

You may also request hard copies of these documents free of charge by writing to:
Investor Relations, Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661

PRELIMINARY COPY

ORBITZ WORLDWIDE, INC.
500 W. Madison Street
Suite 1000
Chicago, Illinois 60661

PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [          ]

GENERAL INSTRUCTIONS

We prepared this Proxy Statement in connection with the solicitation by the Board of Directors of Orbitz Worldwide, Inc. (the “Company”) of proxies for the special meeting of shareholders of the Company to be held on [          ], at [          ], Central Time, at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois, for the purpose of considering and acting upon the matter specified in the Notice of Special Meeting of Shareholders accompanying this Proxy Statement.

This Proxy Statement is being mailed or otherwise furnished to our shareholders on or about [          ], 2009. In accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”), we have sent a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders that hold their shares through brokers, banks, broker-dealers or similar organizations. The Notice contains instructions on how shareholders can access our proxy materials through the Internet and how shareholders can request electronic or paper copies if desired. If your shares are held by a broker, bank, broker-dealer or similar organization in its name for your benefit (in “street name”), the Notice will be forwarded to you by the broker, bank, broker-dealer or similar organization. As the beneficial owner, you have the right to direct the broker, bank, broker-dealer or similar organization holding the shares how to vote the shares. If you are a beneficial owner, you may vote the shares electronically over the Internet or by telephone by following the instructions in the Notice or by mail by requesting a paper proxy card to complete.

Shareholders whose shares are registered directly in their names with our transfer agent are considered shareholders of record and will receive proxy materials and a proxy card directly from our transfer agent in the mail. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the special meeting. If you are a shareholder of record, please complete, sign, date and return the enclosed proxy card and mail it promptly in the enclosed postage-paid return envelope, even if you plan to attend the special meeting.

The costs of the solicitation of proxies, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, Notice of Special Meeting of Shareholders and this Proxy Statement, will be paid by us. Solicitation will be primarily through the use of the mail and the use of the Internet, but our officers, directors and regular employees may solicit proxies personally or by telephone without additional remuneration for such activity. We may reimburse brokers, banks, broker-dealers and other similar organizations holding shares in their names for the benefit of beneficial owners for the cost of forwarding proxy materials to, and obtaining proxies from, those beneficial owners.

You may revoke your proxy prior to its exercise by executing and delivering a later dated proxy or written notice of the revocation of the proxy to our corporate secretary prior to the special meeting or by attending and voting in person at the special meeting. Attendance at the special meeting, in and of itself, will not constitute a revocation of a proxy. Unless you revoke your proxy before the special meeting, the shares represented by all properly executed proxies received in time for the special meeting will be voted in accordance with the shareholder’s directions. If you are a beneficial owner, you must contact the organization that holds the shares on your behalf to change your vote.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE SPECIAL MEETING

Q:	Why am I receiving these materials? What am I voting on?

A:	We are providing these proxy materials to you in connection with a special meeting of our shareholders scheduled to be held on [ ]. At the special meeting, our shareholders will be asked to consider and vote on the following proposal:

•	Approval of the issuance of 17,185,704 aggregate shares of the Company’s common stock pursuant to the transactions contemplated by the Exchange Agreement dated as of November 4, 2009 between the Company and PAR Investment Partners, L.P. and the Stock Purchase Agreement dated as of November 4, 2009 between the Company and Travelport Limited.

Q:	How does the Board of Directors recommend that I vote on this proposal?

A:	The Board of Directors recommends that you vote FOR the proposal.

Q:	Why is there a special committee and how does the special committee recommend that I vote on this proposal?

A:	Because Travelport and its affiliates exercise effective control over the Board of Directors, the Board of Directors authorized the formation of a special committee of independent, disinterested directors to investigate, evaluate, negotiate and approve (subject to subsequent approval by the Board of Directors) or reject a potential transaction involving PAR and Travelport, as discussed more fully below under the heading “Proposal: Approval of the Issuance of Shares Pursuant to the Exchange Agreement and Stock Purchase Agreement.”

The special committee recommends that you vote FOR the proposal.

Q:	Why is the Company seeking approval of the proposal?

A:	The Company’s common stock is listed on the New York Stock Exchange (“NYSE”), and as a result the Company is subject to certain listing rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires shareholder approval prior to (i) any issuance or sale of common stock in any transaction or series of transactions if the common stock issued is equal to or in excess of 20% of the shares outstanding prior to the issuance or (ii) the issuance or sale of common stock to a substantial shareholder if the number of shares of common stock to be issued exceeds 1% of the shares outstanding prior to the issuance.

The issuance of shares of our common stock pursuant to the Exchange Agreement and the Stock Purchase Agreement is subject to this rule because (i) the number of shares to be issued pursuant to these agreements exceeds 20% of the number of shares outstanding before such issuance and (ii) each of PAR and Travelport is a substantial shareholder (as defined by the NYSE) and the number of shares to be issued to each of them exceeds 1% of the shares outstanding before such issuance.

Q:	What will happen if the Company’s shareholders approve the proposal?

A:	If the Company’s shareholders approve the proposal, then (subject to the satisfaction or waiver of the other conditions to closing under the Exchange Agreement and the Stock Purchase Agreement) the Company will issue 17,185,704 shares of common stock, in the aggregate, to PAR and Travelport.

Q:	What will happen if the Company’s shareholders do not approve the proposal?

A:	If the Company’s shareholders do not approve the proposal, then neither the Company nor PAR will be required to consummate the transactions contemplated by the Exchange Agreement, and neither the Company nor Travelport will be required to consummate the transactions contemplated by the Stock Purchase Agreement.

However, PAR and Travelport are required (subject to certain exceptions) under the Exchange Agreement and Stock Purchase Agreement, respectively, to vote their shares in favor of the proposal. Together, PAR and Travelport held approximately 67% of the Company’s outstanding shares of common stock as of the record date of [          ], 2009. PAR and Travelport are each entitled to vote on the proposal under NYSE rules, and as a result their votes alone would be sufficient to ensure approval of the proposal.

Q:	How many shares are eligible to be voted at the special meeting?

A:	As of the record date of [ ], 2009, there were [ ] shares of our common stock outstanding. Each share of our common stock will entitle its holder to one vote on the proposal at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record of our common stock at the close of business on the record date will be entitled to vote at the special meeting.

Q:	What quorum is required to hold the special meeting?

A:	A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the special meeting. The holders of a majority of the issued and outstanding shares of our common stock on the record date, present in person or represented by proxy, are necessary to constitute a quorum at the special meeting. Shares that are represented at the special meeting but abstain from voting on any or all matters and “broker non-votes” (shares held by brokers or nominees for which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote) will be counted as shares present and entitled to vote in determining the presence or absence of a quorum.

Q:	What vote is required to approve the proposal?

A:	Approval of the proposal requires the affirmative vote of a majority of the votes cast at the special meeting, provided that the total votes cast on the proposal represent over 50% of all shares entitled to vote at the special meeting. Accordingly, either a failure to cast a vote for this proposal or a broker non-vote on this proposal could have the effect of a vote against the proposal if such failure to cast a vote or broker non-vote results in the total number of votes cast on the proposal not representing over 50% of all shares of our common stock entitled to vote on the proposal. Pursuant to NYSE rules, an abstention will be counted as a vote cast at the special meeting for purposes of the proposal and will have the same effect as a vote against the proposal. PAR and Travelport are each entitled to vote on the proposal under NYSE rules, and their votes alone would be sufficient to ensure approval of the proposal.

Q:	How will the Company’s significant shareholders vote their shares at the special meeting?

A:	Pursuant to the Exchange Agreement and the Stock Purchase Agreement, discussed more fully below under the heading “Description of the Transaction Documents,” both PAR and Travelport, subject to certain exceptions, have agreed to vote all of their shares of common stock entitled to vote at the special meeting in favor of the proposal.

Q:	How may I cast my vote?

A:	Shares held in your name. If you hold shares as a record holder, you may vote your shares by completing, signing, dating and returning the included proxy card in the enclosed postage-paid return envelope. You may also attend the special meeting and vote your shares in person.

Shares held through a broker.  If you hold shares in “street name” through a broker, bank or other nominee, follow the voting instructions you receive from your broker or bank. Depending on your bank, broker or other nominee, you may be able to vote your shares electronically over the Internet or by telephone. If you want to vote in person at the special meeting, you must obtain legal proxy from your broker or bank and present it at the special meeting. If you do not submit voting instructions, your shares will not be counted in determining the outcome of the vote on the proposal.

Q:	Who should I contact if I have questions or need assistance voting my shares?

A:	Please contact Marsha Williams, our Chief Financial Officer, at (312) 260-2415 or marsha.williams@orbitz.com.

PROPOSAL: APPROVAL OF THE ISSUANCE OF SHARES PURSUANT TO THE
EXCHANGE AGREEMENT AND STOCK PURCHASE AGREEMENT

Background to the Proposal

We are significantly more leveraged than our competitors. We believe that our high leverage puts us at a disadvantage relative to our competitors and reduces our flexibility in planning for, or responding to, changing conditions in the economy or our industry, including increased competition. In June 2009, we amended our senior secured credit agreement to allow us to purchase outstanding term loans on a non-pro rata basis for cash or in exchange for equity until June 2, 2010. We chose to amend our credit agreement to allow us to make opportunistic purchases of our debt, to take advantage of below face value trading levels and to maximize the impact of our deleveraging efforts.

In September 2009, pursuant to the instructions of a special committee of our Board of Directors formed in connection with a potential transaction (as further described below), we approached PAR Investment Partners, L.P. (“PAR”) regarding a possible exchange of our term loans held by PAR for shares of our common stock. After an expression of interest from PAR, we approached Travelport Limited (“Travelport”) about obtaining its consent to this debt for equity exchange. Under our certificate of incorporation, Travelport has consent rights with respect to certain issuances of common stock by the Company so long as Travelport owns at least 33 1/3% of the votes entitled to be cast by our outstanding common stock. Travelport agreed to provide its consent contingent upon Travelport’s being able to purchase additional shares to maintain its percentage ownership in the Company.

We entered into definitive agreements with respect to the debt for equity exchange with PAR and the sale of shares of our common stock to Travelport on November 4, 2009, as further described under the heading “Description of Transaction Documents” below. The shares to be issued to Travelport and PAR pursuant to these agreements were priced at $5.54 per share, which was the closing price of the Company’s common stock on November 3, 2009. Pursuant to the Exchange Agreement between PAR and the Company (the “Exchange Agreement”), PAR will exchange $49.68 million aggregate principal amount of term loans outstanding under our senior secured credit agreement, valued at 91% of the principal amount, for 8,160,433 shares of our common stock. Pursuant to the Stock Purchase Agreement between Travelport and the Company (the “Stock Purchase Agreement”), Travelport will purchase 9,025,271 shares of our common stock for approximately $50 million in cash. Pursuant to the Shareholders’ Agreement among the Company, Travelport and PAR (the “Shareholders’ Agreement”), entered into concurrently with the Exchange Agreement and Stock Purchase Agreement, contingent upon the closing of the transactions under the Exchange Agreement and the Stock Purchase Agreement, PAR will have the right to designate one director and the Board of Directors will be increased from eight to ten to accommodate PAR’s nominee and an additional director to be appointed by Travelport.

Because Travelport and its affiliates exercise effective control over the Board of Directors, the Board of Directors authorized the formation of a special committee of independent, disinterested directors to investigate, evaluate, negotiate and approve (subject to subsequent approval by the Board of Directors) or reject a potential transaction involving PAR and Travelport. Directors Richard P. Fox (Chair), Jaynie Miller Studenmund and William C. Cobb served as the members of the special committee. The special committee oversaw all aspects of the negotiation of the transactions with PAR and Travelport, including the negotiation of the Exchange Agreement, the Stock Purchase Agreement and the Shareholders’ Agreement.

Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) served as financial advisor to the special committee and Davis Polk & Wardwell LLP served as legal advisor to the special committee. Pursuant to its engagement as the special committee’s financial advisor, Houlihan Lokey rendered a written opinion addressed to the special committee with respect to whether the debt to be received from PAR in exchange for the shares to be issued to PAR pursuant to the Exchange Agreement and the cash to be received from Travelport in exchange for the shares to be issued to Travelport pursuant to the Stock Purchase Agreement were, as of the date of the opinion, fair to the Company from a financial point of view. The opinion of Houlihan Lokey was provided for the information and assistance of the special committee and the Board of Directors in connection with their consideration of the transactions contemplated by the Exchange Agreement and Stock Purchase Agreement and not for any other purpose, was based upon and subject to the assumptions, qualifications, limitations and other matters stated in the opinion and does not constitute advice or a recommendation as to how any holder of shares of the Company’s common stock should vote or otherwise act with respect to the proposal or any other matter. The opinion of Houlihan Lokey did not address the underlying business decision of the Company to enter into the Exchange Agreement, Stock Purchase Agreement or Shareholders’ Agreement, or the relative merits of the transactions contemplated by the Exchange Agreement and the Stock Purchase Agreement as compared to any strategic alternatives that may have been available to the Company.

On November 4, 2009, the special committee approved the Exchange Agreement, the Stock Purchase Agreement and the Shareholders’ Agreement and the related transactions, and recommended that the Board of Directors approve such agreements and transactions, which the Board of Directors did.

NYSE Shareholder Approval Requirement

The Company’s common stock is listed on the NYSE, and as a result the Company is subject to certain listing rules and regulations. Section 312.03 of the NYSE Listed Company Manual requires shareholder approval prior to (i) any issuance or sale of common stock in any transaction or series of transactions if the common stock issued is equal to or in excess of 20% of the shares outstanding prior to the issuance or (ii) the issuance or sale of common stock to a substantial shareholder if the number of shares of common stock to be issued exceeds 1% of the shares outstanding prior to the issuance.

The issuance of shares of our common stock pursuant to the Exchange Agreement and the Stock Purchase Agreement is subject to this rule because (i) the number of shares to be issued pursuant to these agreements exceeds 20% of the number of shares of our common stock outstanding before such issuance and (ii) each of PAR and Travelport is a substantial shareholder, and the number of shares to be issued to each of them exceeds 1% of the shares outstanding before such issuance.

Consequences if Shareholders Approve the Proposal

If the Company’s shareholders approve the proposal, it is expected that the Company will issue 8,160,433 shares of common stock to PAR pursuant to the Exchange Agreement and 9,025,271 shares of common stock to Travelport pursuant to the Stock Purchase Agreement. The Company will retire the term loans it receives from PAR pursuant to the Exchange Agreement in accordance with the aforementioned amendment to its senior secured credit agreement. The Company expects to use the cash proceeds of the issuance of shares to Travelport for general corporate purposes, which could include additional investments and/or debt purchases.

The rights and privileges associated with the shares of our common stock to be issued to PAR and Travelport will be identical to the rights and privileges associated with the common stock held by our existing common stockholders, including with respect to voting rights, except that such shares will be unregistered securities, issued in reliance on the exemption offered by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The shares will be “restricted securities” within the meaning of Rule 144 under the Securities Act. However, as a result of Travelport’s pre-existing contractual rights under the Separation Agreement between Travelport and the Company, dated as of June 25, 2007 (as amended, the “Separation Agreement”), Travelport will have certain registration rights with respect to the shares it receives pursuant to the Stock Purchase Agreement. The Separation Agreement also provides that, so long as Travelport and its affiliates (as defined therein) beneficially own at least 50% of the combined voting power of all our outstanding voting securities, Travelport may purchase its pro rata share, based on its then-current percentage equity interest in us, of any voting equity securities issued by us, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other offerings other than for cash.

The issuance of these shares will result in substantial dilution of our shareholders who are not participating in the transactions contemplated by the Exchange Agreement and Stock Purchase Agreement. The issuance of shares to Travelport pursuant to the Stock Purchase Agreement will permit The Blackstone Group, L.P. and its affiliates (including Travelport) (“The Blackstone Group”) to maintain control over a majority of our outstanding common stock, and thus to retain the power to elect all of the members of the Board of Directors and the power to control all matters requiring the consent or approval of our shareholders, as well as certain other rights under the Separation Agreement and other agreements with the Company, as further described under “Interests of Certain Persons in the Transactions and Other Matters” below.

In addition, if the proposal is approved, upon the closing of the transactions, the size of the Board of Directors will be increased from eight to ten in order to accommodate PAR’s board designee and an additional director to be appointed by Travelport.

Consequences if Shareholders do not Approve the Proposal

If the Company’s shareholders do not approve the proposal, then neither the Company nor PAR will be required to consummate the transactions contemplated by the Exchange Agreement, and neither the Company nor Travelport will be required to consummate the transactions contemplated by the Stock Purchase Agreement.

However, PAR and Travelport are required (subject to certain exceptions) under the Exchange Agreement and Stock Purchase Agreement, respectively, to vote their shares in favor of the proposal. Together, PAR and Travelport held approximately 67% of the Company’s outstanding shares of common stock as of the record date of [          ], 2009. PAR and Travelport are each entitled to vote on the proposal under NYSE rules, and as a result their votes alone would be sufficient to ensure approval of the proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL.

DESCRIPTION OF THE TRANSACTION DOCUMENTS

The following is a summary of the material terms of the Exchange Agreement, the Stock Purchase Agreement and the Shareholders’ Agreement. While we believe that this summary describes the material terms of these agreements, it may not contain all of the information that is important to you, and is qualified in its entirety by the agreements themselves, which were included as exhibits to the Current Report on Form 8-K filed by the Company on November 10, 2009 and are incorporated herein by reference. We encourage you to read the agreements themselves in their entirety. For more information about accessing this and other information that we file with the Securities and Exchange Commission (the “SEC”), please see “Where You Can Find More Information” below.

Exchange Agreement

Exchange of Debt for Common Stock.  Subject to the satisfaction or waiver of the closing conditions described below, PAR will exchange $49.68 million in aggregate principal amount of term loans outstanding under the Company’s senior secured credit agreement, valued at 91% of the principal amount, for 8,160,433 shares of the Company’s common stock for $5.54 per share.

Representations and Warranties.  In the Exchange Agreement, PAR and the Company made certain representations and warranties to each other.

Agreements with respect to Shareholder Approval.  PAR agreed to vote or cause to be voted all shares of the Company’s common stock beneficially owned by PAR and its affiliates (approximately 16.5 million shares, or 19.7% of the Company’s outstanding common stock, as of the record date) in favor of the issuance of shares to Travelport under the Stock Purchase Agreement and the issuance of shares to PAR under the Exchange Agreement.

Closing Conditions.  The obligations of the Company and PAR to consummate the debt for equity exchange under the Exchange Agreement are subject to (i) the receipt of shareholder approval required under the NYSE rules, (ii) the absence of any provision of any applicable law that would prohibit the consummation of the transactions, (iii) the simultaneous closing of the issuance of shares to Travelport under the Stock Purchase Agreement and (iv) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act. The Company and PAR agreed to use their reasonable best efforts to consummate the transactions contemplated by the Exchange Agreement.

Termination.  The Exchange Agreement may be terminated by either party prior to the closing by mutual agreement or if the closing has not occurred by June 2, 2010.

Stock Purchase Agreement

Purchase of Common Stock.  Subject to the satisfaction or waiver of the closing conditions described below, Travelport will purchase 9,025,271 shares of the Company’s common stock for $5.54 per share (or an aggregate amount of approximately $50 million). The purchase price will be paid in cash.

Representations and Warranties.  In the Stock Purchase Agreement, Travelport and the Company made certain representations and warranties to each other.

Agreements with respect to Shareholder Approval.  Travelport agreed to vote or cause to be voted all shares of the Company’s common stock beneficially owned by Travelport and its controlled affiliates (approximately 39.8 million shares, or 47.5% of the Company’s outstanding common stock, as of the record date) in favor of the issuance of shares to PAR under the Exchange Agreement and the issuance of shares to Travelport under the Stock Purchase Agreement. Travelport’s voting obligations will terminate, however, if the special committee changes or withdraws its recommendation with respect to the transactions or if the Company amends or waives any term or condition of the Exchange Agreement without Travelport’s consent.

Travelport Consent.  Travelport consented to the issuance of shares to PAR pursuant to the Exchange Agreement and waived any right of approval or consent under the Separation Agreement with respect to the transactions contemplated by the Exchange Agreement.

Closing Conditions.  The obligations of the Company and Travelport to consummate the transactions under the Stock Purchase Agreement are subject to (i) the receipt of shareholder approval required under the NYSE rules, (ii) the absence of any provision of any applicable law that would prohibit the consummation of the transactions, (iii) the simultaneous closing of the debt for equity exchange under the Exchange Agreement and (iv) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act. The Company and Travelport agreed to use their reasonable best efforts to consummate the transactions contemplated by the Stock Purchase Agreement.

Termination.  The Stock Purchase Agreement may be terminated by either party prior to the closing by mutual agreement or if the closing has not occurred by June 2, 2010.

Shareholders’ Agreement

Board Representation.  Pursuant to the Shareholders’ Agreement, upon the consummation of the transactions contemplated by the Exchange Agreement and the Stock Purchase Agreement, PAR will have the right to designate a nominee for appointment or election to the Board of Directors, subject to the satisfaction of certain legal, regulatory and corporate governance requirements for service as a director of the Company. Any such nominee must also be reasonably satisfactory to the Company, the Board of Directors and Travelport. In addition, if either PAR and its affiliates or PAR’s board designee and his or her affiliates have a net economic interest in Expedia, Inc., Priceline.com Inc., Amadeus IT Group, S.A. or Sabre Holdings Corporation that is greater than their net economic interest in the Company (subject to an exception for a net economic interest of less than $5 million), the Company has the right to require PAR’s nominee to resign. If such a resignation occurred and the Shareholders’ Agreement remained in effect, PAR would have the right to nominate a replacement designee.

Covenants of the Company and Travelport.  The Company and Travelport agreed to increase the size of the Board of Directors to ten directors, to cause PAR’s designee to be appointed as a Class I director and to cause an additional designee of Travelport to be appointed as a Class II director reasonably promptly after the consummation of the transactions under the Exchange Agreement and the Stock Purchase Agreement. In addition, each of the Company and Travelport agreed to use its reasonable best efforts to cause PAR’s nominee to be included on the slate of nominees recommended by the Board of Directors at the next annual meeting at which such nominee is up for election. Travelport agreed to vote, and to cause its controlled affiliates to vote, all of its and their shares of the Company’s common stock in favor of PAR’s nominee, if such nominee is recommended by the Board of Directors, at each annual meeting at which such nominee is up for election.

Non-Voting Observer.  Until PAR’s designee becomes a director, PAR has the right (subject to certain exceptions) to have a representative attend meetings of the Board of Directors as a non-voting observer.

Termination.  The Shareholders’ Agreement expires on November 4, 2012, but will terminate earlier if (i) the Company ceases to qualify for the controlled company exemption under Section 303A of the NYSE Listed Company Manual, (ii) PAR ceases to beneficially own 20% or more of the Company’s common stock or (iii) PAR or its designee materially breaches its covenants under the agreement.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS AND OTHER MATTERS

Travelport and The Blackstone Group

Travelport beneficially owned approximately 47.5% of our outstanding common stock as of the record date. After the issuance of shares pursuant to the Exchange Agreement and the Stock Purchase Agreement, it is expected that Travelport will beneficially own approximately 48.4% of our outstanding common stock. Affiliates of The Blackstone Group, including Travelport, beneficially owned, directly and indirectly, approximately 55.0% of our outstanding common stock as of the record date, and are expected to beneficially own, directly and indirectly, approximately 54.5% of our outstanding common stock after the issuance of shares pursuant to the Exchange Agreement and the Stock Purchase Agreement.

As a result, The Blackstone Group currently has, and is expected to retain after the closing of the transactions, the power to elect all of the members of the Board of Directors and the power to control all matters requiring the consent or approval of our shareholders. Four members of our Board of Directors are affiliated with Travelport and/or The Blackstone Group: Jeff Clarke serves as President, Chief Executive Officer and a Director of Travelport; Paul C. Schorr, IV, is a senior managing director at The Blackstone Group and a Director of Travelport; William J.G. Griffith, IV, is a general partner of Technology Crossover Ventures (which owns a significant stake in Travelport’s ultimate parent company) and a Director of Travelport; and Jill A. Greenthal is a senior advisor in the Private Equity Group of The Blackstone Group.

Under our certificate of incorporation, until Travelport ceases to beneficially own at least 33 1/3% of the votes entitled to be cast by our outstanding common stock, the prior written consent of Travelport is required for, among other things, any change in the number of directors on the Board of Directors, the selection of the members of the Board of Directors and the filling of newly-created vacancies on the Board of Directors. Pursuant to the Shareholders’ Agreement, the size of the Board of Directors will be increased, thus allowing Travelport to appoint an additional director. Our certificate of incorporation contains provisions that recognize that we and Travelport engage in the same or similar business activities, have an interest in the same areas of corporate opportunities and have contractual and business relationships with each other. Further, under our certificate of incorporation, neither Travelport nor any director or officer of Travelport will be liable to us or our shareholders for a breach of fiduciary duties by reason of any such activities, with some exceptions.

Both Travelport and other affiliates of The Blackstone Group are party to various agreements with the Company and its subsidiaries, including the Separation Agreement and various commercial agreements, all as further described in the Company’s proxy statement for the 2009 annual meeting of shareholders. The Separation Agreement provides that, so long as Travelport and certain affiliates beneficially own at least 50% of the combined voting power of all our outstanding voting securities, Travelport may purchase its pro rata share, based on its then-current percentage equity interest in us, of any voting equity securities issued by us, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other offerings other than for cash. In addition, pursuant to the Separation Agreement, Travelport will have certain registration rights with respect to the shares to be issued to it pursuant to the Stock Purchase Agreement.

PAR

As of the record date, PAR owned 19.7% of the Company’s outstanding common stock. After the issuance of shares pursuant to the Exchange Agreement and the Stock Purchase Agreement, it is expected that PAR will own 24.4% of our outstanding common stock. Pursuant to the Shareholders’ Agreement, PAR will have the right to designate a nominee for appointment or election to the Board of Directors, and, until PAR’s designee becomes a director, the right to have a representative attend meetings of the Board of Directors as a non-voting observer.

Pursuant to the Shareholders’ Agreement, [     ], who is [     ], has been designated by PAR as a non-voting observer entitled to attend meetings of our Board of Directors. Because [          ] did not become a non-voting observer until after the entry into the Exchange Agreement, the Stock Purchase Agreement and the Shareholders’ Agreement, he did not participate in the Board of Directors’ or the special committee’s discussions of the matters relating to these agreements or the transactions contemplated thereby and, under the terms of the Shareholders’ Agreement, will not participate in future discussions of these matters so long as he remains a non-voting observer.

Other Matters

No directors or officers of the Company agreed to purchase or sell any securities pursuant to the Exchange Agreement, the Stock Purchase Agreement or the Shareholders’ Agreement.

SECURITY OWNERSHIP

Security Ownership by Directors and Executive Officers

The following table sets forth, as of November 16, 2009 unless otherwise indicated, certain information with respect to the beneficial ownership of our common stock by each person who has been a director or executive officer of ours at anytime since the beginning of fiscal year 2009. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to our common stock, except for restricted shares of our common stock owned by him or her. Except as otherwise noted, the address of each beneficial owner is: c/o Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.

	Shares of
	Common		Director
Name of Beneficial Owner	Stock(1)	Percent	Units(2)
Directors:
Jeff Clarke(3)	267,100	*	109,779
William C. Cobb	—	—	89,023
Richard P. Fox	—	—	97,435
Jill A. Greenthal(4)	46,021,327	55.0%	87,177
William J.G. Griffith, IV(5)	1,004,706	1.2%	—
Paul C. Schorr, IV(4)	46,036,187	55.0%	—
Jaynie Miller Studenmund	—	—	96,962
Executive Officers:
Steven D. Barnhart(6)	685,270	*
Jeffrey Davidoff(7)	—	*
Barney Harford	250,000	*
Michael J. Nelson	220,961	*
Frank A. Petito	74,353	*
James P. Shaughnessy	179,619	*
Dean S. Sivley(8)	42,444	*
Marsha C. Williams	401,850	*

*	Less than one percent.

(1)	Includes 3,293 restricted shares held by Mr. Nelson as of November 16, 2009. Also includes shares that are subject to stock options that are exercisable within 60 days of November 16, 2009 for Ms. Williams and Messrs. Barnhart, Harford, Nelson, Petito, Shaughnessy and Sivley to purchase 349,056, 494,645, 250,000, 164,194, 40,687, 148,550 and 11,415 shares, respectively.

(2)	Represents deferred restricted stock units received by our non-employee directors in payment of director fees. Each restricted stock unit represents a right to receive one share of our common stock on the date which is 200 days immediately following the date upon which the holder’s service as a member of the board terminates for any reason. The restricted stock units are immediately vested and non-forfeitable. Restricted stock units that would have been otherwise granted to Messrs. Griffith and Schorr were granted to TCV VI Management, L.L.C. (“TCV VI”), in the case of Mr. Griffith, and to Blackstone Management Partners L.L.C. (formerly known as Blackstone Management Partners V L.L.C.) (“BMP”), in the case of Mr. Schorr. Messrs. Griffith and Schorr have previously disclaimed beneficial ownership of the restricted stock units held by TCV VI and BMP, respectively, except to the extent of their pecuniary interests therein. As of November 16, 2009, the number of restricted stock units held by TCV VI and BMP was 109,779 and 88,865, respectively.

(3)	Mr. Clarke’s address is c/o Travelport Limited, 405 Lexington Avenue, 57th Floor, New York, New York 10174.

(4)	Represents 46,021,327 shares beneficially owned by Blackstone LR Associates (Cayman) V Ltd., a Cayman Islands company (“BLRA”), or by affiliates of BLRA, of which Ms. Greenthal and Mr. Schorr are employees. Ms. Greenthal and Mr. Schorr have previously disclaimed beneficial ownership of such shares, except to the extent of their pecuniary interests therein. After the issuance of the shares contemplated by the Stock Purchase Agreement, BLRA will beneficially own 55,046,598 shares of our common stock.

(5)	Includes 996,845 shares beneficially owned by TCV VI (Cayman), L.P. and 7,861 shares owned by TCV Member Fund (Cayman), L.P. (collectively, the “TCV Funds”). Mr. Griffith is a director of Technology Crossover Management VI (Cayman), Ltd., which is the ultimate general partner of TCV VI (Cayman), L.P. and the general partner of TCV Member Fund (Cayman), L.P. Mr. Griffith is also a limited partner of TCV Member Fund (Cayman), L.P. Technology Crossover Management VI (Cayman), Ltd. has voting and dispositive power over the shares held by the TCV Funds. Mr. Griffith may be deemed to also share voting and dispositive power over the shares held by the TCV Funds, but disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(6)	On January 6, 2009, Mr. Barnhart resigned as our President and Chief Executive Officer and is no longer subject to the general reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to his beneficial ownership of our common stock. As a result, the number of shares shown in the table above generally reflects his beneficial ownership of our common stock as of January 6, 2009, adjusted to reflect the subsequent vesting and forfeiture of certain stock awards held by him on his last day of employment with the Company (April 6, 2009) and except for 494,645 shares that are subject to stock options that are exercisable within 60 days of November 16, 2009.

(7)	Effective August 1, 2009, Mr. Davidoff resigned from his position as our Chief Marketing Officer and is no longer subject to Section 16(a) of the Exchange Act with respect to his beneficial ownership of our common stock. As a result, the number of shares shown in the table above reflects his beneficial ownership of our common stock as of such date.

(8)	Effective June 1, 2009, Mr. Sivley resigned from his position as our Senior Vice President, Chief Operating Officer - Orbitz for Business and Alliance Marketing and is no longer subject to Section 16(a) of the Exchange Act with respect to his beneficial ownership of our common stock. As a result, the number of shares shown in the table above generally reflects his beneficial ownership of our common stock as of such date, except for 11,415 shares that are subject to stock options that are exercisable within 60 days of November 16, 2009.

Security Ownership by Certain Other Beneficial Owners

The following table sets forth, as of November 16, 2009, unless otherwise indicated, certain information with respect to the beneficial ownership of our common stock by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. The table also sets forth certain information with respect to the expected beneficial ownership of our common stock of such persons following the closing of the transactions.

	Shares of		Shares of Common
	Common		Stock Following the	Percent Following
Name of Beneficial Owner	Stock	Percent	Transactions(3)	the Transactions(3)

Affiliates of The Blackstone Group(1)	46,021,327	55.0%	55,046,598	54.5%
PAR Investment Partners, L.P.(2)	16,463,692	19.7%	24,624,125	24.4%

(1)	Based solely on a Schedule 13G/A filed with the SEC on February 13, 2009. TDS Investor (Luxembourg) S.à r.l., a Luxembourg company (“Luxco”), directly owns 39,792,148 shares of our common stock. TDS Investor (Cayman) L.P., a Cayman Islands limited partnership (“TDS Cayman”), through its wholly-owned subsidiaries, indirectly owns Luxco and may be deemed to be the beneficial owner of 39,792,148 shares of our common stock. The BCP Funds (as defined below), the Blackstone Funds (as defined below) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. (collectively, the “Blackstone LPs”) together directly own 6,229,179 shares of our common stock, of which 2,608,508 shares are directly owned by Blackstone Capital Partners (Cayman) V L.P., a Cayman Islands limited partnership (“BCP”). TDS Investor (Cayman) GP Ltd., a Cayman Islands company (“TDS Cayman GP”), is the general partner of TDS Cayman. Blackstone Capital Partners (Cayman) V L.P., BCP (Cayman) V-S L.P., Blackstone Capital Partners V-A L.P. and BCP V Co-Investors (Cayman) L.P. (collectively, the “BCP Funds”), Blackstone Family Investment Partnership (Cayman) V L.P. and Blackstone Participation Partnership (Cayman) V L.P. (collectively, the “Blackstone Funds”) and Blackstone Family Investment Partnership (Cayman) V-SMD L.P. collectively have voting control over TDS Cayman GP and collectively have investment and voting control over the shares of our common stock that are directly and indirectly owned by TDS Cayman. Blackstone Management Associates (Cayman) V L.P., a Cayman Islands limited partnership (“BMA”), is a general partner of each of the BCP Funds. BLRA (as defined above) is general partner of BMA and each of the Blackstone Funds. As a general partner of TDS Cayman, TDS Cayman GP may be deemed to be a beneficial owner of 39,792,148 shares of our common stock. As a general partner of each of the BCP Funds, BMA may be deemed to be a beneficial owner of 46,021,327 shares of our common stock. As a general partner of the Blackstone Funds and BMA, BLRA may also be deemed to be a beneficial owner of such shares. Stephen A. Schwarzman is a controlling person of BLRA and, as such, may be deemed to be a beneficial owner of such shares. Each of TDS Cayman, TDS Cayman GP, the Blackstone LPs, BMA, BLRA and Mr. Schwarzman disclaims beneficial ownership of any shares of our common stock reported herein. The address of the business office of each of Luxco, TDS Cayman GP and TDS Cayman is c/o Travelport Limited, 400 Interpace Parkway, Building A, Parsippany, New Jersey 07054. The address of the business office of each of BCP, BMA, BLRA and Mr. Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2009. Represents shares held directly by PAR Investment Partners, L.P. (“PIP”). PAR Group, L.P. (“PAR Group”) is the general partner of PIP. PAR Capital Management, Inc. (“PCM”) is the general partner of PAR Group. Each of PAR Group and PCM disclaims beneficial ownership of such shares. The business mailing address for PAR Investment Partners, L.P. is c/o PAR Capital Management, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.

(3)	Based upon the SEC filings referenced in notes 1 and 2 above and the amount of shares to be issued to Travelport pursuant to the Stock Purchase Agreement and to PAR pursuant to the Exchange Agreement.

OTHER MATTERS

Shareholder Proposals

Shareholders who wish to submit a proposal to be included in our 2010 proxy statement and presented at the 2010 Annual Meeting must cause the proposal to be received at our executive offices, Orbitz Worldwide, Inc., Attention: Corporate Secretary, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, by no later than December 23, 2009. This will enable us to evaluate the proposal for its possible inclusion in the proxy statement in connection with that meeting.

Shareholders who wish to submit a proposal to be presented at the 2010 Annual Meeting, but not included in our 2010 proxy statement, or who wish to nominate a candidate for election as a director at that meeting, are required by our by-laws to cause notice of such proposal or nomination to be delivered to our executive offices at the address above. To be considered for a vote at the 2010 Annual Meeting, such notice must be delivered after February 1, 2010 and before March 3, 2010, except that, if the 2010 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2009 Annual Meeting, such notice must be received no later than the close of business on the tenth day after the day on which notice of the date of the 2009 Annual Meeting is mailed or publicly disclosed by us, whichever occurs first. Any such notice of proposal or nomination must contain the information required by our by-laws.

Shareholders Sharing an Address

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a broker may receive notice from their broker regarding the “householding” of proxy materials. As indicated in the notice that may be provided by these brokers, a single proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once a shareholder has received notice that the broker will be “householding,” “householding” will continue until the shareholder is notified otherwise or until the shareholder has revoked consent by notifying the broker. If you would prefer to receive separate copies of a proxy statement or Notice of Internet Availability of Proxy Materials for other shareholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to our corporate secretary at Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, we will provide separate copies of this Proxy Statement and/or the Notice of Internet Availability of Proxy Materials.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available free of charge on the Internet through the SEC’s website at www.sec.gov. Shareholders may also read and copy materials that we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also post our SEC filings on our Investor Relations website at www.orbitz-ir.com.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement, and later information that we file with the SEC as specified below will update and supersede that information. We incorporate by reference Items 7A, 9 and 9A from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, Items 6, 7 and 8 from the Company’s Current Report on Form 8-K filed on September 4, 2009, Items 1, 2 and 3 from the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 and any other items in that Quarterly Report expressly updating the above referenced items from our Annual Report on Form 10-K or Current Report on Form 8-K.

This proxy statement incorporates important business and financial information about the Company from other documents, as referenced in the preceding paragraph and under the heading “Description of the Transaction Documents,” that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement through our website, www.orbitz-ir.com, and from the SEC at its website, www.sec.gov, or by requesting them in writing to Investor Relations, Orbitz Worldwide, Inc., 500 West Madison Street, Suite 1000, Chicago, Illinois 60661. If so requested, we will provide a copy of the incorporated filings at no cost.

Representatives of Deloitte & Touche LLP, our independent registered public accounting firm, will not be present at the special meeting.

0 14475 PROXY ORBITZ WORLDWIDE, INC. This Proxy is solicited on behalf of the Board of Directors for the special meeting of shareholders on , 2010. The undersigned hereby makes, constitutes and appoints Jeff Clarke, Barney Harford, James P. Shaughnessy, and each of them, proxies for the undersigned, with the powers the undersigned would possess if personally present and full power of substitution, to vote all shares of the common stock of the Orbitz Worldwide, Inc. (the “Company”) that the undersigned is entitled to vote at the special meeting of shareholders of the Company, to be held on , 2010, at Central time, at The Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois, or any adjournment or postponement thereof. The undersigned also acknowledges receipt of the Notice of the Special Meeting and the proxy statement. The undersigned hereby revokes any other proxy executed previously for the special meeting. This Proxy, when properly executed, will be voted in the manner the undersigned directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR the proposal listed on the reverse side of this card. Therefore, to direct a vote FOR the proposal, you need not mark any box. Simply sign, date and return this Proxy. Each share of common stock of the Company has one vote. If this Proxy is not returned, then the shares of the common stock of the Company that you own will not be voted. Please be sure to sign on the reverse side of this card exactly as your name appears above the signature line. (Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF ORBITZ WORLDWIDE, INC. , 2010 Please sign, date and return your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To approve the issuance of shares pursuant to the Exchange Agreement and Stock Purchase Agreement. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL BELOW: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x - Please detach along perforated line and mail in the envelope provided. 00030000000000000000 4